Exhibit 99.1

CytomX Therapeutics Announces 2025 Financial Results and Provides

Business Update

- Announced Positive Data from Phase 1 Dose Expansion Study of varsetatug masetecan (“Varseta-M”) EpCAM PROBODY® ADC in Patients with Advanced Colorectal Cancer (CRC) -

- FDA interactions targeted for mid-year with goal to align on potential Varseta-M registrational trial design in late line CRC -

- Varseta-M Phase 1 study evaluating combination with bevacizumab initiated; Phase 1b/2 chemotherapy combination study to be initiated by the end of 2026 -

- Initial CX-801 PROBODY Interferon-alpha-2b Phase 1 combination data with KEYTRUDA® (pembrolizumab) in melanoma expected by the end of 2026 -

- Company to host conference call today at 8 a.m. ET / 5 a.m. PT -

SOUTH SAN FRANCISCO, Calif., March 16, 2026 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a leader in the field of masked, conditionally activated biologics, today announced 2025 financial results and provided a business update.

“Today’s encouraging Varseta-M Phase 1 update underscores the program’s intentional design and broad potential in CRC as well as other EpCAM-expressing indications. CytomX’s top priority in 2026 is to align with the FDA on a registrational path for Varseta-M in late-line CRC. We also plan to accelerate Varseta-M combination studies to benefit CRC patients in earlier lines of treatment,” said Sean McCarthy, D.Phil., chief executive officer and chairman of CytomX.

“Our continued and exciting progress with Varseta-M reinforces our leadership in the field of masking and CytomX’s ability to unlock true innovation. Our highly focused portfolio strategy is also illustrated by our second clinical program, CX-801. This masked version of Interferon-alpha-2b is being developed initially in advanced melanoma and, we believe, has the potential to become a new centerpiece of combination immunotherapy across multiple cancers. The CX-801 translational and biomarker data presented to date have been very encouraging, and we expect to share initial proof of concept data for the combination with KEYTRUDA® later this year.”

Pipeline Program Updates:

Varsetatug masetecan (EpCAM PROBODY Topo-1 ADC, CX-2051)

•
Announced positive data update from Phase 1 dose expansion study of Varseta-M in patients with advanced colorectal cancer (CRC).
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The Company aims to align with the FDA in 2026 on a potential registrational study design for Varseta-M monotherapy in advanced CRC.
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Additional Phase 1 follow-up data are also expected to be presented at major medical meeting(s) in 2026.
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A Phase 1 Varseta-M combination study with bevacizumab in CRC has been initiated and a Phase 1b/2 study in combination with bevacizumab and chemotherapy is expected to start by the end of 2026.
•
Initiation of Phase 1 expansion cohort(s) in additional indications is planned for 2H 2026.

CX-801 (PROBODY Interferon alpha-2b)

•
The CX-801 Phase 1 study is progressing with a focus in advanced melanoma. The CX-801 monotherapy dose escalation portion of the study has reached the fourth dose level.

•
CX-801 monotherapy has been well tolerated at dose levels exceeding the approved dose of unmasked IFNα2b.1
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In May 2025, Phase 1 dose escalation of CX-801 in combination with KEYTRUDA® (pembrolizumab) was initiated. Dose escalation of CX-801 in combination with KEYTRUDA® is currently enrolling the 2nd dose level.
•
Biomarker data from the CX‑801 monotherapy study in advanced melanoma were presented at the 2025 Society for Immunotherapy of Cancer (SITC) Annual Meeting, reinforcing CX‑801’s mechanism of action and supporting the ongoing combination trial with KEYTRUDA®.
•
Initial clinical data for CX-801 in combination with KEYTRUDA® in advanced melanoma is projected by the end of 2026.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA

Corporate and Financial:

•
Financial:
o
CytomX ended 2025 with $137.1 million of cash, cash equivalents and investments with expected cash runway to the second quarter of 2027.
•
Research Pipeline and Collaborations:
o
CytomX has research collaborations with Bristol Myers Squibb, Amgen, Regeneron, and Moderna. Multiple drug discovery programs continue across our research collaborations with a focus on bispecific immunotherapies, including T-cell engagers.
o
In March 2026, Astellas chose to not advance the remaining preclinical research programs under the alliance resulting in a termination of the collaboration effective in the second quarter of 2026.

Full Year 2025 Financial Results:

Cash, cash equivalents and investments totaled $137.1 million as of December 31, 2025, compared to $100.6 million as of December 31, 2024.

Total revenue was $76.2 million for the year ended December 31, 2025, compared to $138.1 million in 2024. The decrease in revenue was driven primarily by the completion of our performance obligations in our collaboration with Bristol Myers Squibb in April 2025 as well as a lower estimated percentage of performance obligation completion for 2025 compared to 2024 in the Moderna, Astellas, and Regeneron collaborations.

In 2025, CytomX remained focused on controlling costs and efficiently progressing its pipeline programs. Total operating expense for 2025 was $98.6 million compared to $113.1 million for 2024, a decrease of $14.5 million.

Research and development expenses decreased by $14.7 million during the year ended December 31, 2025, to $68.7 million compared to $83.4 million for 2024. Research and development expenses decreased primarily due to lower general research and development expenses as a result of our January 2025 restructuring and reduced expenses for CX-904, partially offset by increased manufacturing and clinical spend on Varseta-M.

General and administrative expenses increased by $0.1 million during the year ended December 31, 2025, to $29.8 million, compared to $29.7 million for 2024. The general and administrative expenses for 2025 included $1.1 million of one-time restructuring expenses partially offset by reduced personnel related expenses and legal and consulting related expenses.

1 Merck & Co., Inc. (2018). Sylatron (peginterferon alfa-2b) prescribing information. U.S. Food and Drug Administration

About CytomX Therapeutics, Inc.

CytomX is a clinical-stage, oncology-focused biopharmaceutical company focused on developing novel conditionally activated, masked PROBODY® therapeutics designed to be localized to the tumor microenvironment. By pioneering a novel pipeline of localized biologics, powered by its PROBODY therapeutic platform, CytomX’s vision is to create safer, more effective therapies for the treatment of cancer. CytomX’s robust and differentiated pipeline comprises therapeutic candidates across multiple treatment modalities including antibody-drug conjugates (“ADCs”), cytokines and T-cell engagers. CytomX’s clinical-stage pipeline includes varsetatug masetecan (Varseta-M; CX-2051) and CX-801. Varseta-M is a masked, conditionally activated ADC armed with a topoisomerase-1 inhibitor payload and directed toward epithelial cell adhesion molecule (EpCAM). EpCAM is a highly expressed tumor antigen that has previously been undruggable due to expression on normal tissues. Varseta-M is designed to open a therapeutic window for this high potential target and is initially being developed for the treatment of metastatic colorectal cancer. Varseta-M was discovered in collaboration with ImmunoGen, now part of AbbVie. CX-801 is a masked interferon alpha-2b PROBODY® cytokine with broad potential applicability in traditionally immuno-oncology sensitive as well as insensitive (cold) tumors. CX-801 is initially being developed for the treatment of metastatic melanoma. CytomX has established strategic collaborations with multiple leaders in oncology, including Amgen, Bristol Myers Squibb, Regeneron and Moderna. For more information about CytomX and how it is working to make conditionally activated treatments the new standard-of-care in the fight against cancer, visit www.cytomx.com and follow us on LinkedIn and X (formerly Twitter).

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond CytomX’s control, and may cause the actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements, including those related to the future potential of partnerships or collaboration agreements and projected cash runway. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including varsetatug masetecan (Varseta-M; CX-2051) and CX-801, the potential benefits or applications of CytomX’s PROBODY® therapeutic platform, CytomX's planned interactions with the U.S. Food and Drug Administration and the ability to align on a potential registrational study design and regulatory pathway for varsetatug masetecan, CytomX’s or its collaborative partners’ ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of varsetatug masetecan and CX-801 and the timing of initial and ongoing data availability for CytomX’s clinical trials, including varsetatug masetecan and CX-801, and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel PROBODY® therapeutic technology; uncertainties around the Company’s ability to raise sufficient funds to carry out its planned research and development; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the possibility that the results of preclinical research and early clinical trials, including initial varsetatug masetecan clinical trial results, may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of varsetatug masetecan and CX-801; CytomX’s reliance on third parties for the manufacture of the Company’s product candidates; possible regulatory developments in the United States and foreign countries, including China and the European Union; and the risk that we may incur higher costs than expected for research and development. Additional applicable risks and uncertainties include those relating to CytomX’s preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Annual Report on Form 10-K filed with the SEC on March 16, 2026. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

PROBODY is a U.S. registered trademark of CytomX Therapeutics, Inc. All other trademarks are the properties of their respective owners.

Company Contact:

Chris Ogden

SVP, Chief Financial Officer

cogden@cytomx.com

Investor Contact:

Precision AQ

Stephanie Ascher

Stephanie.Ascher@precisionaq.com

Media Contact:

Precision AQ

Colleen Ketchum

Colleen.ketchum@precisionaq.com

CYTOMX THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$12,667	$38,052
Short-term investments	124,385	62,571
Accounts receivable	2,013	3,103
Prepaid expenses and other current assets	4,856	3,579
Total current assets	143,921	107,305
Property and equipment, net	1,304	2,467
Intangible assets, net	438	583
Goodwill	949	949
Restricted cash	1,527	1,027
Operating lease right-of-use asset	3,396	8,136
Other assets	31	66
Total assets	$151,566	$120,533
Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$1,301	$1,088
Accrued liabilities	14,197	12,338
Operating lease liabilities - short term	4,240	5,145
Deferred revenue, current portion	26,877	67,201
Total current liabilities	46,615	85,772
Deferred revenue, net of current portion	1,590	26,862
Operating lease liabilities - long term	—	4,240
Other long-term liabilities	4,353	4,115
Total liabilities	52,558	120,989
Commitments and contingencies
Stockholders' equity (deficit)
Convertible preferred stock	—	—
Common stock	2	1
Additional paid-in capital	810,844	691,095
Accumulated other comprehensive income	111	27
Accumulated deficit	(711,949)	(691,579)
Total stockholders' equity (deficit)	99,008	(456)
Total liabilities and stockholders' equity (deficit)	$151,566	$120,533

CYTOMX THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

	Year Ended December 31,
	2025	2024
Revenues	$76,201	$138,103
Operating expenses:
Research and development	68,728	83,382
General and administrative	29,837	29,726
Total operating expenses	98,565	113,108
Income (loss) from operations	(22,364)	24,995
Interest income	5,206	7,136
Other income (expense), net	28	(38)
Income (loss) before income taxes	(17,130)	32,093
Provision for income taxes	238	224
Net income (loss)	(17,368)	31,869
Deemed dividend on warrants	(3,002)	—
Net income (loss) attributable to common stockholders	$(20,370)	$31,869

Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale investments, net of tax	84	(68)
Total comprehensive income (loss)	$(17,284)	$31,801
Net income (loss) per share:
Basic	$(0.15)	$0.38
Diluted	$(0.15)	$0.38
Weighted average common shares used to compute net income (loss) per share
Basic	137,935,873	84,439,303
Diluted	137,935,873	84,745,116